(d)(17)
                                        STOCKHOLDERS AGREEMENT


                  THIS STOCKHOLDERS AGREEMENT (this "Agreement"), dated as of December 5, 2000, by and among Union Espanola de Explosivos-MSI International, S.A., a Spanish S.A. ( the "Company"), Union Espanola de Explosivos S.A., a Spanish S.A. ("UEE"), and each of the Persons (as defined herein) listed on
Schedule I attached hereto and each of their Permitted Transferees (as defined herein) (the "Management Stockholders"). The Management Stockholders and UEE are collectively referred to as "Stockholders"; and

                  WHEREAS, in order to induce UEE to enter into the Asset Purchase Agreement with Mining Services International Corporation ("MSI"), UEE has requested that the Management Stockholders, and the Management Stockholders have agreed, to enter into this Agreement;

                  WHEREAS, this Agreement will become effective upon the consummation of the Asset Purchase Agreement;

                  WHEREAS, the Company and the Stockholders desire to enter into this Agreement for the purposes, among others, of (a) assuring continuity in the management and ownership of the Company and (b) limiting the manner and terms by which Total Shares (as defined herein) may be transferred; and

                  WHEREAS, the parties hereto deem it in their best interests to enter into this Agreement in order to set forth certain rights and obligations in connection with their investment in the Company.

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and intending to be legally bound hereby, the parties hereto hereby agree as follows:


                                               ARTICLE I

                                              DEFINITIONS

                  Section I.1 Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

                           "Accepting Party" has the meaning set forth in
Section 4.3.

                           "Affiliate" means, when used with reference to a
specified Person, any other Person that directly or indirectly controls or is controlled by or is under common control with the specified Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

                           "Asset Purchase Agreement" shall mean the Asset
Purchase Agreement entered into on November 30, 2000 between UEE, MSI, the Company and UMSI Acquisition Co., a subsidiary of the Company.

                           "Budget" shall mean the annual consolidated budget of
the Company.

                           "Board of Directors" shall mean the board of
directors of the Company.

                           "Business Day" shall mean any day except a Saturday,
Sunday or other day on which commercial banks in the Cities of Madrid or New York are authorized by law or executive order to close. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in Madrid or New York, the time period shall automatically be extended to the Business Day immediately following such Saturday, Sunday or legal holiday.

                           "Call Period" has the meaning set forth in Section
4.6.

                           "Change of Control" shall mean the acquisition by an
entity other than UEE or any of its related companies, Subsidiaries or Affiliates, of (i) more than 50% of the outstanding equity interests of the Company or the Company's Subsidiary (as such term is defined in the Asset Purchase Agreement) or (ii) all or substantially all of the assets of the Company or the Company's Subsidiary (as such term is defined in the Asset Purchase Agreement) .

                           "Civil Explosives Business" shall mean the
manufacturing, distributing and/or selling of commercial explosives, commercial sales of ammonium nitrate, initiating systems, drilling and blasting services, down-hole services, shot design services, and shot firing services or any combination thereof.

                           "Closing Date" shall mean the date of the
consummation of the Asset Purchase Agreement.

                           "Company Shares" shall mean shares of common stock,
par value the equivalent in Euros of one United States dollar at the applicable exchange rate immediately prior to Closing Date per share, of the Company.

                           "Coordinating Council" has the meaning set forth in
Section 3.9.

                           "Death or Disability" shall mean, with respect to any
individual: (i) such individual's death or (ii) such individual has been incapable for a six month period of substantially fulfilling the positions, duties, responsibilities and obligations set forth in his/her employment agreement because of physical, mental or emotional incapacity resulting from injury, sickness or disease.

                           "Deferred Shares" shall mean shares of common stock,
par value the equivalent in Euros of one United States dollar at the applicable exchange rate immediately prior to Closing Date per share, of the Company to be received by certain of the Management Stockholders five years from the Closing Date.

                           "Dispute" has the meaning set forth in Section 6.10.

                           "EBITDA LTM" shall mean the consolidated earnings
before interest, taxes, depreciation and amortization of the Company and its Subsidiaries in the twelve months prior to the measurement date plus any Management Fee paid by the Company to UEE. If the periods referred to in this definition are before the closing of the transactions contemplated by the Asset Purchase Agreement then the parties shall look at earnings before interest, taxes, depreciation and amortization for the civil explosives business of MSI.

                           "EBITDA PLTM" shall mean the consolidated earnings
before interest, taxes, depreciation and amortization of the Company and its Subsidiaries during the period between twelve and twenty four months prior to the measurement date plus any Management Fee paid by the Company to UEE. If the periods referred to in this definition are before the closing of the transactions contemplated by the Asset Purchase Agreement then the parties shall look at earnings before interest, taxes, depreciation and amortization for the civil explosives business of MSI.

                           "First Refusal Right Notice" has the meaning set
forth in Section 4.3.

                           "Free Cash Flow" has the meaning set forth in Section
3.11.

                           "General Manager" shall mean the Chief Executive
Officer of the Company.

                           "ICC Court" has the meaning set forth in Section
6.10.

                           "Interest Bearing Debt" means, the interest bearing
debt on a consolidated basis of the Company without duplication, the aggregate amount of all interest bearing indebtedness, obligations or other liabilities of the Company consisting of (1) any indebtedness for money borrowed or cash overdrafts, (2) any note, bond, debenture, letter of credit, or similar instrument, (3) any interest rate, exchange, collar, cap and similar agreements,
(4) that portion of obligation with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (5) notes payable and drafts accepted representing extensions of credit, (6) any obligations owed for all or any part of the deferred purchase price of property or services, and (7) all indebtedness and obligations of the type described in the foregoing clauses to the extent secured by any lien or any property or asset of such person and its Subsidiaries, provided, however, that Interest Bearing Debt shall not include those accounts receivables or accounts payable accruing interest for being past due.

                           "Management Exercise Period" has the meaning set
forth in Section 4.3.

                           "Management Fee" has the meaning set forth in Section
3.15.

                           "Management Notice of Acceptance" has the meaning set
forth in Section 4.3.


                           "Management Shareholders Agreement" has the meaning
set forth in Section 2.2.

                           "Management Stockholder Notice" has the meaning set
forth in Section 4.5.

                           "Maximum Twelve Month Purchase Amount" has the
meaning set forth in Section 4.5.

                           "Negotiations" has the meaning set forth in Section
6.11.

                           "Notice of Acceptance" has the meaning set forth in
Section 4.3.

                           "Offer for Sale" has the meaning set forth in Section
4.3.

                           "Offered Stock" has the meaning set forth in Section
4.3.

                           "Offered Stock Closing" has the meaning set forth in
Section 4.3.

                           "Offerees" has the meaning set forth in Section 4.3.

                           "Other Management Stockholders" has the meaning set
forth in Section 4.3.

                           "Permitted Transferee" shall mean, in the case of any
Management Stockholder, who has good and valid title to the Total Shares (as defined below), the persons to whom the following transfers are made of (i) Company Shares or (ii) Deferred Shares after the Deferred Shares are issued: (A) a transfer upon the death of any Management Stockholder to his respective executors, administrators or testamentary trustees (such "Management Stockholder's Estate"); (B) a transfer made by a Management Stockholder in compliance with federal and all applicable state securities laws to such Management Stockholder's spouse, parents or direct lineal descendants or a trust, the beneficiaries of which include only such Management Stockholder's spouse, parents or direct lineal descendants (such "Management Stockholder's Trust"); (C) an entity wholly owned and controlled by a Management Stockholder; or (D) a transfer by a Management Stockholder to any Other Management Stockholder. The term "Permitted Transferees" shall include any combination of such Permitted Transferees. Any Permitted Transferee, who has good and valid title to the Total Shares, may further transfer any shares to (i) any other Permitted Transferee of the holder who originally transferred such Company Shares to the Permitted Transferee or (ii) the original holder (provided, in clause (i) or clause (ii), the original holder is still a holder).

                           "Person" shall mean an individual, partnership,
corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other entity of whatever nature.

                           "Price" has the meaning set forth in Section 4.3.

                           "Purchase Notice" has the meaning set forth in
Section 4.5.

                           "Related Person" shall mean any Board member,
director, officer or employee of the Company or its Subsidiaries, as well as any immediate family member of any of the foregoing. For purposes of this Agreement immediate family members are an individual's parents, spouse and children.

                           "Request" has the meaning set forth in Section 6.10.

                           "Rules" has the meaning set forth in Section 6.10.

                           "Second Call Period" has the meaning set forth in
Section 4.6.

                           "Second Notice" has the meaning set forth in Section
4.3.

                           "Second UEE Option" has the meaning set forth in
Section 4.6.

                           "Stockholder" shall have the meaning set forth in the
preamble.

                           "Strategic Plan" shall mean any long-term strategic
plan for the business of the Company.

                           "Subsidiary" shall mean any Person, an amount greater
than 50% of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by the Company.

                           "Supermajority Approval" shall mean the affirmative
approval of over half of the members of the Company's Board of Directors, which affirmative approval includes the favorable vote of at least one of the members of the Company's Board of Directors that was appointed by the Management Stockholders.

                           "Supermajority Shareholder Approval" shall mean the
affirmative approval of Company Shares representing at least eighty-seven percent (87%) of the outstanding Company Shares provided, that following the delivery of the Deferred Shares to the Management Stockholders, such approval shall require eighty-six percent (86%) of all the outstanding Total Shares.

                           "Tag-Along Holders" has the meaning set forth in
Section 4.4.

                           "Tag-Along Notice" has the meaning set forth in
Section 4.4.

                           "Tag-Along Right" shall mean those rights set forth
in this Agreement providing that if UEE sells, in the aggregate in excess of 30% of the outstanding Company Shares (other than transfer of Deferred Shares to a Management Stockholder) to a Person or group of Persons in a single transaction or a series or related transactions, then the Management Stockholders shall have the right to participate, pro rata, in such sale.

                           "Termination Due to Death" shall mean a termination
of a Management Stockholder's employment by the Company or any of its Subsidiaries because the Management Stockholder has died.

                           "Termination Due to Disability" shall mean
termination of a Management Stockholder's employment by the Company or any of its Subsidiaries because the Management Stockholder has been incapable for a six month period of substantially fulfilling the positions, duties, responsibilities and obligations set forth in his/her employment agreement because of physical, mental or emotional incapacity resulting from injury, sickness or disease.

                           "Termination Due to Retirement" shall mean
termination of a Management Stockholder's employment with the Company or any of its Subsidiaries by the Management Stockholder because the Management Stockholder has reached or surpassed (i) the age of 65 or (ii) the age of 60 provided that such Management Stockholder has been employed by the Company for at least five years from the Closing Date.

                           "Termination for Cause" shall mean termination of a
Management Stockholder's employment by the Company or any of its Subsidiaries due to (i) a Management Stockholder's conviction for a felony as defined by Applicable Law, (ii) gross negligence in performance of the Management Stockholder's duties, (iii) dishonesty adversely affecting the Company, (iv) willful failure to perform his duties and obligations after being given detailed notice of his inadequate performance and a reasonable opportunity to cure which will not exceed 30 days, (v) recklessness in performance of the Management Stockholder's duties which results in a material adverse effect on the Company or (vi) fraud.

                           "Termination for Failure to Relocate" shall mean
termination of a Management Stockholder's employment with the Company or any of its Subsidiaries by the Management Stockholder through his refusal to relocate from his current geographic location of employment to another geographic location more than fifty miles from the current location upon such request by UEE, the Company or any of its Subsidiaries.

                           "Termination for Good Reason" shall mean termination
of a Management Stockholder's employment with the Company or any of its Subsidiaries by the Management Stockholder due to (i) a material reduction in the Management Stockholder's responsibilities, duties and positions, (ii) a material reduction of a Management Stockholder's annual base salary and bonus potential, (iii) a material breach by the Company of a Management Stockholder's employment contract (iv) a willful and intentional request by the Company that the Management Stockholder violate the Foreign Corrupt Practices Act or (v) a Change of Control, and if, not later than the date of the Change of Control, the Management Stockholder is not offered a similar position with the Company for at least one year with compensation and responsibilities substantially similar to those of the Management Stockholder for the eighteen (18) months preceding the Change of Control.

                           "Termination Without Cause" shall mean any
termination by the Company or any of its Subsidiaries of a Management Stockholder's employment other than (i) Termination Due to Disability, (ii) Termination Due to Death, (iii) Termination Due to Retirement or (iv) Termination for Cause.

                           "Termination Without Good Reason" shall mean any
termination of a Management Stockholder's employment with the Company or any of its Subsidiaries by the Management Stockholder other than (i) a Termination Due to Death, (ii) a Termination Due to Retirement, (iii) a Termination for Good Reason, (iv) Termination for Failure to Relocate or (v) a Termination Due to Disability.

                           "Total Shares" shall mean the Deferred Shares and the
Company Shares.

                           "Transfer" shall mean any voluntary or involuntary,
direct or indirect sale, transfer, conveyance, assignment, pledge, hypothecation, gift or other disposition.

                           "Transferring Holder" has the meaning set forth in
Section 4.3.

                           "UEB Agreement" shall mean the partnership agreement
entered into on April 3, 1997 between UEE, the Ensign-Bickford Company, and UEB, Union Explosivos-Ensign Bickford Sistemas de Iniciacion, S.L. (formerly UEB dos Sistemas de Iniciacion, S.L.) and the ancillary agreements thereto.

                           "UEE" shall mean Union Espanola de Explosivos S.A.

                           "UEE Acceptance" has the meaning set forth in Section
4.5.

                           "UEE's International Committee" shall mean the UEE
committee that oversees the international business development and expansion of UEE, its Subsidiaries and its Affiliates.

                           "UEE Notice of Acceptance"has the meaning set forth
in Section 4.3.

                           "UEE Option" has the meaning set forth in Section
4.6.

                           "UEE Sale Notice" has the meaning set forth in
Section 4.4.


                  Section I.2       Interpretation.
                                    --------------

                           (a) When a reference is made in this Agreement to a
section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

                           (b) Whenever the words "include", "includes" or
"including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

                           (c) The words "hereof", "herein" and "herewith" and
words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

                           (d) The meaning assigned to each term defined herein
shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

                           (e) A reference to any party to this Agreement or any
other agreement or document shall include such party's successors and permitted assigns.

                           (f) A reference to any legislation or to any
provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

                           (g)  References to "$" are to United States Dollars.

                           (h) The parties have participated jointly in the
negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.


                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

                  Section II.1 Each Stockholder represents and warrants that (a) this Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes the valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, and (b) such Stockholder has not granted and is not a party to any proxy, voting trust, or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement. No holder of securities shall grant any proxy or become party to any voting trust or other agreement which is inconsistent with or violates any provision of this Agreement.

                  Section II.2 The Management Stockholders will provide, as soon as it is executed, a copy of the Shareholders Agreement by and among the Management Stockholders that are a party thereto (the "Management Shareholders Agreement"). Each Management Stockholder represents and warrants, individually and not jointly and severally that (1) the Management Shareholders Agreement will be a valid and binding obligation of such Management Stockholder, enforceable against such Management Stockholder in accordance with its terms, and (2) that the Management Shareholders Agreement will not conflict with and will not violate any of the provisions of this Agreement.


                                   ARTICLE III

                              CORPORATE GOVERNANCE

                  Section III.1 Composition of the Board of Directors. Upon consummation of the Asset Purchase Agreement, the initial authorized number of directors on the Board of Directors of the Company shall be ten members, two of whom shall be designated by the Management Stockholders and eight of whom shall be designated by UEE. However, the Management Stockholders will only be entitled to designate one board member and the size of the Board shall be reduced to nine when either: (i) the Management Stockholders in the aggregate own less than 13% of the Total Shares provided that the Company has not issued any additional equity securities, or (ii) the Management Stockholders in the aggregate own less than 10% of the Total Shares in the event that the Company has issued additional equity securities in an amount equal to or greater than 33% of the Total Shares outstanding as of the Closing Date. There shall be a Chairman of the Board, a Vice-Chairman of the Board and a Secretary of the Board each of whom shall be selected for a 1-year period, with UEE designating the Chairman and Secretary and the Management Stockholders designating the Vice-Chairman. The Board of Directors shall be responsible for the monitoring of the business and operations of the Company and its Subsidiaries and the approval of certain actions as listed in Section 3.5. Each Stockholder agrees to vote its Company Shares, and instruct its designees on the Board of Directors to comply with the provisions of this Stockholders Agreement.

                  Section III.2 Removal and Replacement. Each Stockholder agrees that if, at any time, it (or any member of the Board of Directors designated by it) is then entitled to vote for the removal or replacement of members of the Board of Directors, it shall not vote any of its Company Shares (and instruct such designees not to vote) in favor of the removal or replacement of any such member who shall have been designated or nominated pursuant to Section 3.1, unless such removal shall be for Death or Disability or unless the Stockholder or Stockholders entitled to designate or nominate such member shall have consented to such removal in writing; provided that if the Stockholder or Stockholders entitled to designate or nominate any member pursuant to Section
3.1 shall request the removal, with or without cause, of such member in writing, such Stockholder shall vote its Company Shares (and instruct such designees to vote) in favor of such removal.

                  Section III.3 Vacancies. If, as a result of Death or Disability, retirement, resignation, removal or otherwise, there shall exist or occur any vacancy on the Board of Directors as applicable, then the person or persons entitled under Section 3.1 to designate or nominate such member whose Death or Disability, retirement, resignation or removal resulted in such vacancy shall have the exclusive right to designate another individual to fill such capacity and serve as a member of the Board of Directors as applicable.

                  Section III.4 Meetings. The Board of Directors shall hold their meetings at such time and place as the Chairman shall designate (unless otherwise agreed by such Board). Meetings may also be held by telephonic conference call. Meetings may be called (i) by the Chairman, or if the Chairman is unavailable by the Vice-Chairman, at will or (ii) by the Chairman, or if the Chairman is unavailable by the Vice-Chairman, if two directors request a meeting; provided that such meetings of the Board of Directors shall be held at least quarterly. Written notice of each meeting of the Board of Directors shall be given, by or on behalf of the individual calling such meeting, at least five business days prior to such meeting, to all members of the Board of Directors; provided that such notice may be waived in writing by any such member entitled to such notice.

                  Section III.5 Actions Requiring Supermajority Board of Directors Approval. The Stockholders will not, and will not permit the Company and its Subsidiaries to, and the Company will not permit its Subsidiaries to, directly or indirectly, take any of the following actions for so long as the Stockholders Agreement remains in full force and effect, without prior Supermajority Approval of the members of the Board of Directors of the Company:

                           (a) the liquidation, dissolution, commencement of
bankruptcy or similar proceedings with respect to the Company or its Subsidiaries or the adoption of a plan with respect to any such liquidation or dissolution provided, however, that if Supermajority Approval is not granted UEE may, upon written notice to the Management Stockholders, initiate mediation in accordance with the Commercial Mediation Rules of the American Arbitration Association. The parties will jointly appoint a mutually acceptable mediator. If the parties are unable to appoint a mutually acceptable mediator within twenty
(20) days of the notice of mediation, then UEE may request that the American Arbitration Association appoint a mediator. The parties agree to participate in good faith in the mediation and negotiations thereto for a period of twenty (20) days after the appointment of the mediator. If the controversy has not been resolved by mediation within twenty (20) days of the appointment of the mediator, UEE may upon written notice to the Management Stockholders elect to submit the controversy to binding arbitration consistent with Section 6.10 hereto. In such arbitration, the best interests of the Company and its Stockholders will be the primary factor to be considered by the arbitrator in making its decision;

                           (b) except for arms length transactions and
transactions between the Company and its Affiliates regarding the granting of licenses to use the technologies, know how, and intellectual property rights of Affiliates and Related Persons, any transaction in excess of $100,000 individually (including any series of related transactions) between the Company or its Subsidiaries, on the one hand, and any Related Person or Affiliate thereof, on the other hand provided that if any dispute arises regarding whether a transaction is arms length the matter shall be referred to the Company's auditors or such other independent financial services, public accounting or appraisal firm as the parties mutually agree for resolution, with the decision of such independent firm to be final as to whether the proposed transaction is or is not arm's length;

                           (c) any sale or other disposition, directly or
indirectly, of any material assets of the Company or its Subsidiaries (in any single transaction or series of related transactions), it being understood that an asset shall constitute a material asset of the Company or its Subsidiaries if it has a book value at the time of the sale equal to or greater than 20% of the Company's net worth as of the latest quarterly balance sheet;

                           (d) any (x) acquisition (whether by direct or
indirect acquisition, merger, consolidation or otherwise) or sale, transfer or other disposition, other than in the ordinary course of business, of or (y) any pledge, hypothecation or other grant of a security interest in, other than in the ordinary course of business, any assets, business, operations or securities of the Company or its Subsidiaries, either in one single transaction, or a series of related transactions in an amount in excess of $1,000,000 during any fiscal year;

                           (e) any change in the independent auditors of the
Company provided, however, that if Supermajority Approval is not granted the independent auditors of the Company, at the time of the vote will remain the independent auditors of the Company until Supermajority Approval is granted;

                           (f) the issuance of any equity securities by the
Company the primary purpose of which is to dilute the equity interest of the Management Stockholders, it being understood by the parties that the issuance of equity securities by the Company in order to fund an acquisition or to fund losses of the Company will not be considered to be for the purpose of diluting the equity interest of the Management Stockholders;

                           (g) any incurrence or increase of any indebtedness
for borrowed money (whether pursuant to a contract, oral or written, or otherwise) of the Company or its Subsidiaries, in excess of two million five hundred thousand dollars ($2,500,000) other than in the ordinary course of business and other than for such indebtedness contemplated in any Strategic Plan; or

                           (h) the adoption or material modification of any
Strategic Plan, any Budget or any other similar plans of the Company or its Subsidiaries provided, however, that if Supermajority Approval is not granted the Strategic Plan or Budget in place at the time of the vote will remain in place and shall serve as the Strategic Plan or Budget for the Company until Supermajority Approval is granted.

                  Section III.6 Actions Requiring Supermajority Shareholder Approval. The Stockholders will not, and will not permit the Company and its Subsidiaries to, and the Company will not permit its Subsidiaries to, directly or indirectly, take any of the following actions for so long as the Stockholders Agreement remains in full force and effect, without prior Supermajority Shareholder Approval of the stockholders of the Company:

                           (a) any change to or deviation from the distribution
policy of the Company (including the payment of dividends);

                           (b) any spin-off, merger, consolidation, or other
similar business combination of the Company or its Subsidiaries with or into any person;

                           (c) any change in the size of the Company's Board of
Directors, except for a reduction in size of the Board as contemplated by
Section 3.1 hereof;

                           (d) any material change of the line of business of
the Company or its Subsidiaries; or

                           (e) any amendment to the Company's by-laws except any
such amendment which is required by the laws of the Kingdom of Spain.

                  Section III.7 Subsidiary Governance. The Company shall, to the extent possible, cause its Subsidiaries, to adopt all corporate actions to ensure that the Stockholders are able to exercise the same degree of control over any action to be taken by Subsidiaries that, if taken by the Company, would constitute an action subject to the Supermajority Approval by the Board of Directors of the Company or Supermajority Shareholder Approval by the stockholders of the Company. At any meeting of the Board of Directors of any Subsidiary, the Company shall cause each individual acting as its representative in such meeting to act in accordance with the resolutions approved by the Board of Directors of the Company by any necessary vote or consent.

                  Section III.8 General Manager. The Company shall have a General Manager, to be appointed by the Board of Directors. Subject to the supervising and direction of the Board of Directors of the Company, the day-to-day operations of the Company shall be managed by the General Manager. Additionally, the General Manager shall be a member of UEE's International Committee, provided, however, that for the period during which the Company's first General Manager is General Manager of the Company, the Management Stockholders shall also have the right to appoint one additional member to UEE's International Committee.

                  Section III.9 Coordinating Council. An executive council of the Company shall be established as soon as reasonably practicable following the Closing Date and will consist of four members, two of which shall be designated by each of UEE and the Management Stockholders (the "Coordinating Council"). The Coordinating Council will not have executive powers and its main responsibilities will be to (i) analyze and oversee the integration of the Company and its Subsidiaries into the general operations of UEE, including obtaining synergies in such operations and (ii) coordinate with UEE the operations of the Company and its Subsidiaries.

                  Section III.10 Independent Auditors. The initial independent auditors of the Company shall be Arthur Andersen.

                  Section III.11 Dividend Policy. Subject to applicable law, the distribution/dividend policy of the Company will depend on the financial needs for expansion of the Company. The present intention of the Company is to distribute 25% of its "Free Cash Flow" available after taking into account the maintenance and expansion capital needs of the Company as planned. The term "Free Cash Flow" shall have the meaning set forth in Annex A.

                  Section III.12 Financial Statements and Other Information. The reports required to be prepared pursuant to this Section 3.12 are to be prepared solely for internal purposes and are independent of any reports that must be prepared to satisfy any legal requirements or obligations of the Company or its Subsidiaries.

                           (a) Monthly Reports. The Company shall deliver to UEE
and the Management Stockholders as soon as available but in any event within thirty (30) days after the end of each month unaudited consolidating and consolidated statements of income and cash flows of the Company and its Subsidiaries for such monthly period and for the period from the beginning of the fiscal year to the end of such month, and unaudited consolidating and consolidated balance sheets and profit and loss statements of the Company and its Subsidiaries as of the end of such monthly period, setting forth in each case comparisons to the Company's annual budget and to the corresponding period in the preceding fiscal year, and all such statements shall be prepared in accordance with U.S. generally accepted accounting principles ("GAAP") consistently applied, subject to the absence of footnote disclosures and to normal year-end adjustments for recurring accruals, and shall be certified by the Company's chief financial officer. Additionally, the Company shall include a brief summary of any significant events, developments or trends that transpired during the monthly period.

                           (b) Quarterly Reports. The Company shall deliver to
UEE and the Management Stockholders as soon as available but in any event within forty-five (45) days after the end of each quarterly accounting period in each fiscal year, unaudited consolidating and consolidated statements of income and cash flows of the Company and its Subsidiaries for such quarterly period and for the period from the beginning of the fiscal year to the end of such quarter, and unaudited consolidating and consolidated balance sheets of the Company and its Subsidiaries as of the end of such quarterly period, setting forth in each case comparisons to the Company's annual budget and to the corresponding period in the preceding fiscal year, and all such statements shall be prepared in accordance with U.S.GAAP, consistently applied, subject to the absence of footnote disclosures and to normal year-end adjustments for recurring accruals, and shall be certified by the Company's chief financial officer. Additionally, the Company shall include a brief summary of any significant events, developments or trends that transpired during the quarterly period.

                           (c) Fiscal Reports. The Company shall deliver to the
Stockholders within ninety (90) days after the end of each fiscal year, unaudited consolidating and audited consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal year, and unaudited consolidating and audited consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal year, together with, in each case, comparisons to the Company's annual budget and to the preceding fiscal year, all prepared in accordance with US and Spanish GAAP as appropriate, consistently applied, and accompanied by (i) with respect to consolidated portion of such statements, an audit opinion containing no exceptions or qualifications (except for qualifications regarding specified contingent liabilities) of the Company's auditors or another independent auditing firm of recognized national standing and (ii) a copy of such firm's annual management letter, if any, to the Board of Directors.

                           (d) Additional Reports. The Company shall deliver to
UEE and the Management Stockholders promptly upon receipt thereof, any additional reports, management letters or other detailed information concerning significant aspects of the Company's operations or financial affairs given to the Company by its independent accountants (and not otherwise contained in other materials provided hereunder ).

                           (e) Annual Budget. The Company shall deliver to UEE
and the Management Stockholders at least fifteen (15) days but not more than ninety (90) days prior to the beginning of each fiscal year, an annual budget for the Company and its Subsidiaries for such fiscal year and, promptly upon preparation thereof, any other significant budgets prepared by the Company and any revisions of such annual or other budgets, and, within forty-five (45) days after any quarterly period in which there is a material adverse deviation from the annual budget, a letter from the Company's General Manager or chief financial officer explaining the deviation and what actions the Company has taken and proposes to take with respect thereto. Each annual budget delivered pursuant to this Section 3.12 shall be prepared in a manner that is consistent with U.S. GAAP and shall include (i) an income statement prepared on an accrual basis which shall show in reasonable detail in accordance with past practice the revenues and expenses projected for the Company's business as a whole and for each of the Company's operating segments on a quarterly basis for the forthcoming fiscal year, (ii) a balance sheet which shall show in reasonable detail in accordance with past practice the assets and liabilities projected for the Company's business as a whole and for each of the Company's operating segments on a quarterly basis for the forthcoming fiscal year, (iii) a cash flow statement which shall show in reasonable detail in accordance with past practice the receipts and disbursements projected for the Company's business as a whole and for each of the Company's operating segments on a quarterly basis for the forthcoming fiscal year and the amount of any corresponding cash deficiency or surplus, (iv) the projected capital requirements, if any, including any contemplated borrowings of the Company, and (v) a proposed business plan for the forthcoming fiscal year which shall show in reasonable detail in accordance with past practice the proposed business operations of the Company as a whole and for each of the Company's operating segments, including staffing levels, and operating strategy of the Company.

                           (f) The Company shall deliver to UEE and the
Management Stockholders promptly (but in any event within five (5) Business
Days) after the discovery or receipt of (i) notice of any default under any material agreement to which it or any of its Subsidiaries is a party or any other material adverse change, event or circumstance affecting the Company or any Subsidiary thereof (including, without limitation, the filing of any material litigation against the Company or any Subsidiary thereof or the existence of any dispute with any Person which involves a reasonable likelihood of such litigation being commenced)

                           (g) The Company shall deliver to UEE and the
Management Stockholders with reasonable promptness, such other information and financial data concerning the Company and its Subsidiaries as they may reasonably request.

                           (h) Each of the financial statements referred to in
this Section 3.12 shall fairly present the consolidated financial position and results of operations and cash flows of the Company as of the dates and for the periods stated therein, subject in the case of the unaudited financial statements to changes resulting from normal year-end adjustments for recurring accruals in accordance with GAAP.


                  Section III.13 Inspection of Property. The Company and its Subsidiaries shall permit an authorized representative of UEE and an authorized representative of the Management Stockholders upon reasonable notice and during normal business hours to (a) visit and inspect any of the properties or operations of the Company and its Subsidiaries, (b) examine the corporate and financial records of the Company and its Subsidiaries and make copies thereof and (c) discuss the affairs, finances and accounts with the directors, officers, key employees and independent accountants of the Company and its Subsidiaries.

                  Section III.14 Management Fees. Each Stockholder agrees that UEE will charge the Company a monthly management fee of $10,000 (ten thousand dollars) (the "Management Fee") for certain management services to be provided by UEE and/or its Affiliates in connection with the management of the business of the Company and its Subsidiaries. The Management Stockholders hereby acknowledge that the Management Fee will not be taken into consideration when the Company's "Free Cash Flow" is calculated and when the Company is valued for purposes of Article IV hereof.

                  Section III.15 Implementation. Each Stockholder agrees not to take any action inconsistent with the provisions of this Agreement and to vote or cause to be voted all Company Shares owned by it, and to take (and cause any members of the Board of Directors designated by it to take) any and all such other actions, including, without limitation, the execution and delivery of all such agreements, consents, certificates, instruments and documents and the calling of a meeting of the Board of Directors or of the Stockholders, as may reasonably be required to implement and further the provisions of this Agreement.

                  Section III.16 Pricing Matters. When UEE sells goods and materials to the Company, UEE will offer to sell such goods and materials to the Company on conditions of "most favored customer" taking into consideration such factors as price, quantity, billing terms and other relevant conditions.

                  Section III.17 Language. All meetings of the Company's Board of Directors and documents presented thereto will be in the English language except where applicable law requires that they be in a different language in which case upon the request of a Management Stockholder an English translation will be made and provided to the Management Stockholders.

                                              ARTICLE IV

                                       RESTRICTIONS ON TRANSFER

                  Section IV.1  General Restrictions on Management Stockholders.
                                -----------------------------------------------

                           (a) Prior to the fifth anniversary of the Closing
Date, a Management Stockholder may Transfer Total Shares only (i) if such Management Stockholder is exercising a Tag-Along Right in connection with a Transfer initiated by UEE, (ii) pursuant to Section 4.5 hereof, or (iii) to a Permitted Transferee.

                                    (i)  Prior to transferring any Total Shares
to any Permitted Transferee, the Management Stockholder shall cause the prospective transferee to be bound by this Agreement or the applicable provisions of this Agreement and to execute and deliver to the Company a counterpart of this Agreement.

                           (b) After the fifth anniversary of the Closing Date,
a Management Stockholder may Transfer Total Shares and any such Transfer shall be subject only to the Right of First Refusal set forth in Section 4.3.

                                    (i)  Prior to transferring any Total Shares,
the Management Stockholder shall cause the prospective transferee to be bound by this Agreement or the applicable provisions of this Agreement and to execute and deliver to the Company a counterpart of this Agreement.


                  Section IV.2 General Restrictions on UEE. At any time after the Closing Date, UEE may transfer its Company Shares and any such Transfer (other than a Transfer of Deferred Shares to a Management Stockholder) shall be subject only to a Tag-Along Right.

                  Section IV.3      Right of First Refusal.
                                    ----------------------

                           (a) First Refusal Right. Other than a transfer
pursuant to Sections 4.5, 4.6 and 4.9 hereto, if, at any time after the fifth anniversary of the Closing Date, any of the Management Stockholders or a Permitted Transferee of any of the Management Stockholders (each a "Transferring Holder") proposes to Transfer Total Shares to any Person other than to another Management Stockholder, UEE or a Subsidiary of UEE pursuant to a third-party offer (other than a Permitted Transfer or Tag-Along Right), then such Transferring Holder will, not fewer than 60 days prior to such Transfer give notice (the "First Refusal Right Notice") to the Company and the Offerees (as defined below) specifying (A) the number of Total Shares to be Transferred (the "Offered Stock") (B) the price (the "Price") and the other terms and conditions upon which such Transferring Holder proposes to transfer such Offered Stock, and
(C) with specificity, the identity of the proposed transferee(s).

                           (b) Order of Priority. UEE and all Management
Stockholders other than the Transferring Holder (collectively, the "Other Management Stockholders" and together with UEE the "Offerees") shall have the right to purchase the Offered Stock in the following order of priority: first, the Other Management Stockholders and second, UEE.

                           (c) Irrevocable Offer. The First Refusal Right Notice
will constitute an irrevocable offer (for the time periods set forth in Section 4.3(a) hereof) to Transfer all of the Offered Stock to the Offerees at the Price and on the terms specified in the First Refusal Right Notice (the "Offer for Sale"), except that if the proposed Transfer is to be wholly or partly for consideration other than cash, then the Offer for Sale will constitute an offer to transfer the Offered Stock to the Offerees for a cash price equal to, at the Offeree's discretion, an amount of cash (if any) specified in the First Refusal Right Notice, plus the fair market value at the date of the First Refusal Right Notice of such non-cash consideration (as determined by the Company's independent auditors).

                           (d) First Option. The Other Management Stockholders
will have thirty (30) days after their receipt of the First Refusal Right Notice (the "Management Exercise Period") during which to notify the Transferring Holder in writing of their election to purchase all or a portion of the Offered Stock (the "Management Notice of Acceptance").

                           (e) Second Option. If the Other Management
Stockholders have not exercised their options to purchase all of the Offered Stock during the Management Exercise Period, then the Transferring Holder shall give notice (the "Second Notice") to UEE of the unpurchased Offered Stock. UEE will have fifteen (15) days after its receipt of the Second Notice (the "UEE Refusal Exercise Period") during which to notify the Transferring Holder in writing of its election to purchase all of the unpurchased Offered Stock (the "UEE Notice of Acceptance" and together with the Management Notice of Acceptance, the "Notice of Acceptance").

                           (f) The Closing. Upon the delivery of the Notice of
Acceptance, the party sending the Notice of Acceptance (the "Accepting Party") and the Transferring Holder shall be firmly bound to consummate the purchase and sale of the applicable Offered Stock in accordance with the First Refusal Transfer Notice, the Notice of Acceptance and the terms hereof. Subject to the provisions hereof, within forty-five (45) days after the Transferring Holder's receipt of the Notice of Acceptance, the Accepting Party shall purchase and the Transferring Holder shall sell the applicable Offered Stock at a mutually agreeable time and place (the "Offered Stock Closing").

                           (g) Delivery Against Payment. At the Offered Stock
Closing, the Transferring Holder shall deliver to the Offeree certificates representing the Offered Stock and public deeds representing the acquisition of Total Shares, free and clear of any liens or encumbrances and duly endorsed in blank or accompanied by duly executed forms of assignment, to be purchased by the Offeree and the Offeree shall pay to the Transferring Holder the purchase price for such Offered Stock by cashier's or certified check or by wire transfer of immediately available funds to an account designated by each such Transferring Holder.

                           (h) No Closing. If the Offerees elect not to purchase
all of the Offered Stock in accordance with this Section 4.3 then the Transferring Holder may Transfer all of the Offered Stock, at a price which is not less than the price specified in the First Refusal Transfer Notice and on other terms and conditions which are not materially more favorable in the aggregate to any transferee thereof than those specified in the First Refusal Transfer Notice, to any Person specified in the applicable First Refusal Transfer Notice, but only to the extent that such Transfer occurs within sixty
(60) days after expiration of the UEE Refusal Exercise Period. Any Stockholder Company Shares not Transferred within such 60-day period will be subject to the provisions of this Section 4.3 upon subsequent Transfer.

                  Section IV.4 Tag Along Rights. At least thirty (30) days prior to a Transfer of Company Shares held by UEE or any subsidiary of UEE (other than a Transfer of Deferred Shares to a Management Stockholder) representing, alone or together with other previous Transfers, 30% or more of the Company's outstanding Total Shares to any person or persons other than a Subsidiary of UEE, UEE shall deliver a written notice (the "UEE Sale Notice" ) to the Company and the Company shall deliver the UEE Sale Notice to each of the Management Stockholders, specifying in reasonable detail the number of shares to be Transferred, the proposed terms and conditions of the proposed Transfer and the identity of the prospective transferee(s). Upon receipt of the UEE Sale Notice, each of the Management Stockholders (the "Tag-Along Holders") shall have the "Tag-Along Right" to participate in the contemplated Transfer by delivering written notice (the "Tag-Along Notice") to UEE and the Company within thirty
(30) days after receipt by the Tag-Along Holder of the Tag-Along Notice. If any Tag-Along Holder elects to participate in such Transfer, each such electing Tag-Along Holder shall be entitled to sell in the contemplated Transfer, at the same price per share and on the same terms, a number of shares of Company Shares equal to the same proportion of shares of Company Shares that UEE is selling provided that if after giving effect to such Transfer by UEE, UEE would own less than 50% of the Company's outstanding Total Shares, the Management Stockholders shall have the right to sell at the same price per share and on the same terms as UEE all of such Management Stockholder's Total Shares. UEE shall use commercially reasonable efforts to obtain the agreement of the prospective transferee(s) to the participation of the Tag-Along Holders in the contemplated Transfer and if the prospective transferee is not willing to buy all the shares offered by UEE and all electing Tag-Along Holders, then the prospective transferee shall buy the same proportion of shares offered from each of UEE and each electing Tag-Along Holder.

                  Section IV.5      Put Options Upon Termination of Management
                                    ------------------------------------------
 Stockholders Employment.
------------------------

                           (a) If a Management Stockholder's employment with the
Company or its Subsidiaries is: (i) Terminated Due To Death, (ii) Terminated Due To Disability, (iii) Terminated Due To Retirement, (iv) Terminated Without Cause, (v) Terminated For Failure to Relocate or (vi) Terminated For Good Reason, each of such terminated Management Stockholders and any Permitted Transferee (or their authorized representative), shall provide written notice to the Company, which notice shall (x) state that the Management Stockholder's employment with the Company or its Subsidiaries has been terminated, (y) set forth the amount of the Total Shares owned of record by the Management Stockholder and any Permitted Transferee, and (z) if so elected by the Management Stockholder or his Permitted Transferees, instruct the Company that the Management Stockholder has elected to "put" such Total Shares to UEE or if UEE elects to an Affiliate of UEE other than the Company (the "Management Stockholder Notice"). Within five (5) Business Days following the receipt of the Management Stockholder Notice, the Company shall furnish UEE with a notice (the "Purchase Notice") advising UEE of the "put" of such Total Shares and the price as determined by Section 4.7 hereof, at which such Total Shares shall be purchased. Subject to the limitations set forth in Section 4.5(e), Section 4.8 and Section 4.9 hereof, within fifteen (15) days following the end of the quarter in which the Purchase Notice was received and in which the Management Stockholder or his Permitted Transferee elected to exercise its "put" with respect to the Total Shares owned by such person, UEE (or, if UEE elects, an Affiliate of UEE other than the Company) shall be required to provide written notice to the Company and the Management Stockholder that UEE (or, if UEE elects, an Affiliate of UEE other than the Company) will purchase for cash the offered Total Shares at a price per share equal to the applicable purchase price as determined by Section 4.7 hereof (the "UEE Acceptance"). Subject to Section 4.5(e), Section 4.8 and Section 4.9 hereof, the closing of a UEE Acceptance of Total Shares shall take place at the principal office of the Company or its representative no later than thirty (30) Business Days following the end of the quarter in which the Purchase Notice was received and in which the Management Stockholder or his Permitted Transferee elected to exercise its "put" with respect to the Total Shares owned by such person.

                           (b) If at any time after five (5) years from the
Closing Date, a Management Stockholder's employment with the Company or its Subsidiaries is Terminated Without Good Reason, then such terminated Management Stockholder and any Permitted Transferee shall provide written notice to the Company, which notice shall (x) state that the Management Stockholder's employment with the Company or its Subsidiaries was Terminated Without Good Reason, (y) set forth the amount of the Total Shares owned of record by the Management Stockholder and any Permitted Transferee, and (z) if so elected by the Management Stockholder or his Permitted Transferee, instruct the Company that the Management Stockholder has elected to "put" such Total Shares to UEE. Within five (5) Business Days following the receipt of such notice, in which the Management Stockholder or his Permitted Transferee elected to exercise its "put" with respect to the Total Shares owned by such person, the Company shall furnish UEE with a Purchase Notice, advising UEE of the "put" of such Total Shares and the price as determined by Section 4.7 hereof, at which such Total Shares shall be purchased. Subject to the limitations set forth in Section 4.5(e), Section
4.8 and Section 4.9 hereof , within fifteen (15) days following the end of the quarter in which the Purchase Notice was received and in which the Management Stockholder or his Permitted Transferee elected to exercise its "put" with respect to the Total Shares owned by such person, UEE (or, if UEE elects, an Affiliate of UEE other than the Company) shall be required to provide written notice to the Company and the Management Stockholder that UEE (or, if UEE elects, an Affiliate of UEE other than the Company) will purchase for cash the offered Total Shares at a price per share equal to the applicable purchase price as determined by Section 4.7 hereof. The closing of a UEE Acceptance of Total Shares shall take place at the principal office of the Company or its representative no later than thirty (30) Business Days following the end of the quarter in which the Purchase Notice was received and in which the Management Stockholder or his Permitted Transferee elected to exercise its "put" with respect to the Total Shares owned by such person.

                           (c) Regardless of whether the Management Stockholder
is still employed by the Company, at any time after five (5) years from the Closing Date or for a period of 60 days after this Agreement is terminated pursuant to Section 6.3(a), a Management Stockholder and any Permitted Transferee may provide written notice to the Company, which notice shall (x) set forth the amount of the Total Shares owned of record by the Management Stockholder and any Permitted Transferee, and (y) if so elected by the Management Stockholder or his Permitted Transferee, instruct the Company that the Management Stockholder has elected to "put" all or part of such Total Shares to UEE. Within five (5) Business Days following the receipt of such notice, in which the Management Stockholder or his Permitted Transferee elected to exercise its "put" with respect to the Total Shares owned by such person, the Company shall furnish UEE with a Purchase Notice, advising UEE of the "put" of such Total Shares and the price as determined by Section 4.7 hereof, at which such Total Shares shall be purchased. Subject to the limitations set forth in Section 4.5(e), Section 4.8 and Section 4.9 hereof, within fifteen (15) days following the end of the quarter in which the Purchase Notice was received and in which the Management Stockholder or his Permitted Transferee elected to exercise its "put" with respect to the Total Shares owned by such person UEE (or, if UEE elects, an Affiliate of UEE other than the Company) shall be required to provide written notice to the Company and the Management Stockholder that UEE (or, if UEE elects, an Affiliate of UEE other than the Company) will purchase for cash the offered Total Shares at a price per share equal to the applicable purchase price as determined by Section 4.7 hereof. The closing of a UEE Acceptance of Total Shares shall take place at the principal office of the Company or its representative no later than thirty (30) Business Days following the end of the quarter in which the Purchase Notice was received and in which the Management Stockholder or his Permitted Transferee elected to exercise its "put" with respect to the Total Shares owned by such person.

                           (d) Nothing contained in this Section 4.5 grants the
Management Stockholders the right or option to put Total Shares (i) at any time prior to five (5) years from the Closing Date if a Management Stockholder's employment with the Company or its Subsidiaries is Terminated Without Good Reason or (ii) at any time if a Management Stockholder's employment with the Company or its Subsidiaries is Terminated for Cause.

                           (e) Except as provided in this Section 4.5(e),
nothing in this Section 4.5 will require UEE to purchase more than one million five hundred thousand dollars ($1,500,000) of Total Shares in a twelve month period in the aggregate from all of the Management Stockholders and their Permitted Transferees (the "Maximum Twelve Month Purchase Amount"). The Maximum Twelve Month Purchase Amount shall be calculated as of the end of every quarter. If the Maximum Twelve Month Purchase Amount is exceeded in any preceding twelve month period then UEE will defer purchasing Total Shares until the following period subject to the Maximum Twelve Month Purchase Amount during such following period (with the Total Shares that were deferred being given a priority in such following period), and any purchase or purchases which result in the Maximum Twelve Month Purchase Amount being exceeded shall be prorated so as to bring such purchase or purchases below the Maximum Twelve Month Purchase Amount provided, however, that the limitations set forth in this Section 4.5(e) shall not apply when (i) the Management Stockholder or his Permitted Transferee use the proceeds of the "put" to pay off the loan made to such Management Stockholder or his Permitted Transferee by UEE or (ii) the Management Stockholder or his Permitted Transferee exercise a "put" after this Agreement has been terminated subject to Section 6.3 hereto.

                  Section IV.6      Call Options Upon Termination of Management
                                    -------------------------------------------
 Stockholders Employment .
-------------------------

                           (a) If a Management Stockholder's employment with the
Company or its Subsidiaries is (i) Terminated Due To Death, (ii) Terminated Due To Disability, (iii) Terminated Due To Retirement, (iv) Termination for Cause,
(v) Terminated for Failure to Relocate or (vi) Terminated Without Good Reason, UEE, subject to the limitations set forth in Section 4.9 hereto, shall have the right and option (which right and option may, at UEE's discretion, be assigned and transferred in whole or in part to an Affiliate of UEE other than the Company) to purchase for a period of ninety (90) Business Days following the date on which the Management Stockholder's employment was terminated (the "Call Period") all the Total Shares (other than Deferred Shares which have not yet been issued in the case of Termination for Cause or Termination Without Good Reason) held by such terminated Management Stockholder or his Permitted Transferee at a price per share equal to the applicable purchase price as determined by Section 4.7 hereof (the "UEE Option"). If UEE desires to exercise the UEE Option pursuant to this Section 4.6(a), UEE shall send written notice of its intention to the Management Stockholder whose employment has been terminated (or if applicable, to his Permitted Transferee other than Permitted Transferees who are Management Stockholders). The closing of the purchase shall take place at the principal office of the Company or its representative on the thirtieth
(30th) Business Day following the giving of such notice.

                           (b) If at any time after five (5) years from the
Closing Date a Management Stockholder's employment with the Company or its Subsidiaries is (i) Terminated Without Cause or (ii) Terminated for Good Reason, UEE, subject to the limitations set forth in Section 4.9 hereto, shall have the right and option (which right and option may, at UEE's discretion, be assigned and transferred in whole or in part to an Affiliate of UEE other than the Company) to purchase for a period of ninety (90) Business Days following the date on which such Management Stockholder's employment was terminated (the "Second Call Period") all the Total Shares held by such terminated Management Stockholder or Permitted Transferee at a price per share equal to the applicable purchase price as determined by Section 4.7 hereof (the "Second UEE Option"). If UEE desires to exercise the Second UEE Option pursuant to this Section 4.6(a), UEE shall send written notice of its intention to the Management Stockholder whose employment has been terminated (or, if applicable, to his Permitted Transferee other than Permitted Transferees who are Management Stockholders). The closing of the purchase shall take place at the principal office of the Company or its representative on the thirtieth (30th) Business Day following the giving of such notice.

                           (c) Nothing contained in this Section 4.6 grants UEE
the right or option to purchase Total Shares at any time prior to five (5) years from the Closing Date if a Management Stockholder's employment with the Company or its Subsidiaries is (i) Terminated Without Cause or (ii) Terminated for Good Reason.

                  Section IV.7 Purchase Price. In the event of a purchase of Total Shares pursuant to Sections 4.5 and 4.6 hereof, the purchase price per Total Share shall be determined as follows:

                           (a) in the case of (i) Termination Due To Death, (ii)
Termination Due To Disability, (iii) Termination Due To Retirement or (iv) Termination Without Cause equal to:

                                    (i)  if the termination occurs prior to the
second anniversary of the Closing Date equal to the greater of (x) the Management Stockholders initial cost on a per share basis of purchasing the Total Shares or (y) the following equation:

       ((0.4 x EBITDA PLTM + 0.6 x EBITDA LTM)x5.5)-Interest Bearing Debt
       ------------------------------------------------------------------
                            Number of Total Shares


                                    (ii)  if the termination occurs after the
second anniversary of the Closing Date equal to:

       ((0.4 x EBITDA PLTM + 0.6 x EBITDA LTM)x5.5)-Interest Bearing Debt
       ------------------------------------------------------------------
                             Number of Total Shares

                           (b) in the case of Termination Without Good Reason
prior to the fifth anniversary of the Closing Date, equal to:

       ((0.4 x EBITDA PLTM + 0.6 x EBITDA LTM)x4.5)-Interest Bearing Debt
       ------------------------------------------------------------------
                             Number of Total Shares

                           (c) in the case of Termination for Cause equal to the
lower of: (i) the book value per Company Share as of the last full quarterly period; or

                      (ii)                    (0.4 x EBITDA PLTM + 0.6 x EBITDA
                                              LTM)x4.25)-Interest Bearing Debt
                                              Number of Total Shares

                           (d) in the case of the termination of the entire
Agreement pursuant to Section 6.3(a) hereto, Termination With Good Reason or Termination for Failure to Relocate, it shall be determined as follows:

                                    (i)  if the termination occurs prior to the
first anniversary of the Closing Date equal to the greater of (x) the Management Stockholders initial cost on a per share basis of purchasing the Total Shares or
(y) the following equation:

       ((0.4 x EBITDA PLTM + 0.6 x EBITDA LTM)x4.5)-Interest Bearing Debt
       ------------------------------------------------------------------
                             Number of Total Shares

                                    (ii)  if the termination occurs after the
first anniversary of the Closing Date but prior to the second anniversary of the Closing Date equal to the greater of (x) the Management Stockholders initial cost on a per share basis of purchasing the Total Shares or (y) the following equation:

       ((0.4 x EBITDA PLTM + 0.6 x EBITDA LTM)x4.75)-Interest Bearing Debt
       -------------------------------------------------------------------
                             Number of Total Shares

                                    (iii)  if the termination occurs after the
second anniversary of the Closing Date, equal to:

       ((0.4 x EBITDA PLTM + 0.6 x EBITDA LTM)x5.5)-Interest Bearing Debt
       ------------------------------------------------------------------
                             Number of Total Shares

                           (e) in the case of a "put" by a Management
Stockholder pursuant to Section 4.5(c) hereto, equal to:

       ((0.4 x EBITDA PLTM + 0.6 x EBITDA LTM)x5.5)-Interest Bearing Debt
       ------------------------------------------------------------------
                             Number of Total Shares



                  Section IV.8      Limitations on UEE Purchases.
                                    ----------------------------

                           (a) UEE shall not be obligated to purchase any Total
Shares at any time pursuant to Article IV hereof to the extent that such purchase or payment would (i) conflict with or violate any law, rule, regulation, judgment, injunction, order or decree applicable to the UEE or any of its Subsidiaries or any of their properties or assets or (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any obligation under, or result in the creation of any lien upon any property or asset of UEE or any of its Subsidiaries under, any provision of any material contract, including any financing arrangement, to which the UEE or any of its Subsidiaries is a party or by which any of them or their properties or assets may be bound (any of such results described in subparagraphs (i) or (ii) above being hereinafter referred to as a "Violation").

                           (b) To the extent any purchase of Total Shares
pursuant to Article IV hereof constitutes a Violation, and UEE does not purchase any Total Shares during the relevant period for purchase specified in Article IV hereof, UEE's right or obligation to make such purchase or payment shall be suspended. In the event that UEE's right or obligation to purchase Total Shares pursuant to Article IV hereof has been suspended and UEE has not purchased any Total Shares pursuant to Article IV hereof, the Management Stockholder or Permitted Transferee shall be prohibited from selling such unpurchased Total Shares, for one year following the applicable termination date. Subject to
Section 4.8(c) hereof, when any such purchase or payment shall no longer result in a Violation, such right or obligation of UEE shall be reinstated with the same effect as if such suspension had not occurred.

                           (c) To the extent any purchase of Total Shares
pursuant to Article IV hereof would result in a Violation, then any Total Shares which UEE has elected or is required to purchase from any Management Stockholder or Permitted Transferee pursuant to Sections 4.5 or 4.6 hereof, shall be purchased, in each case by UEE no later than the tenth day following the date that UEE learns that such purchase or payment shall no longer result in a Violation pursuant to Section 4.8(a) hereof. Any purchase of Total Shares following any suspension of such purchase shall be made at the same purchase price set forth in Section 4.7 hereof as would have been applicable had such purchase not been suspended plus interest in favor of the Management Stockholder at a fixed rate of 8% per annum, and UEE shall give the Management Stockholder or Permitted Transferee five days' prior written notice of any such purchase.

                  Section IV.9 Right to Purchase by Management Stockholders. In the event that a Management Stockholder exercises a put or UEE exercises a call pursuant to this Article IV, the parties hereto shall cause the Management Stockholders (other than the Management Stockholder that exercises such a put or that is subject to such a call) to first be given the right on a pro rata basis based on their relative percentage ownership of the Company, to purchase, in lieu of UEE, at the purchase price set forth in Section 4.7, Total Shares subject to such put or call. If a Management Stockholder desires to exercise an option pursuant to this Section 4.9, such Management Stockholder shall send written notice of his intention (the "Intention") to UEE and the Company within fifteen (15) days of his receiving notice of such right. The closing of the purchase shall take place at the principal office of the Company or its representative on the fifteenth (15th) Business Day following the giving of such Intention.

                  Section IV.10 Legend. Each of the Stockholders agrees that substantially the following legend (which may be included in the Spanish language) shall be placed on the certificates representing any Total Shares owned or hereafter acquired by them.

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS, INCLUDING TRANSFER RESTRICTIONS, CONTAINED IN A STOCKHOLDERS AGREEMENT, DATED AS OF DECEMBER 5, 2000, COPIES OF WHICH ARE ON FILE AT THE OFFICE OF THE SECRETARY OF THE COMPANY AND WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST."


                                              ARTICLE V

                                 INTERNATIONAL BUSINESS DEVELOPMENT

                  Section V.1       Priority Countries.
                                    ------------------

                           (a) Subject to the provisions and limitations of the
UEB Agreement, in the event that either the Company or its Subsidiaries is offered a business development opportunity or investment opportunity in the Civil Explosives Business in the countries listed on Disclosure Schedule 5.1, the Company or its Subsidiaries may, upon giving UEE notice and receiving authorization of the Board of Directors proceed to explore, invest and develop such opportunity without the consent of UEE. If the Board of Directors does not authorize such opportunity UEE will not proceed to explore, invest and develop such opportunity. The Company's Board of Directors shall not reject a business development opportunity or investment opportunity on the basis of geographic location.

                           (b Subject to the provisions and limitations of the
UEB Agreement, in the event that UEE is offered a business development opportunity, a commercial business opportunity including the distribution of products, or an investment opportunity in each case in the Civil Explosives Business in the countries listed on Disclosure Schedule 5.1, UEE will present such opportunity to the Company's Board of Directors, which will have a thirty
(30) day period to at its sole discretion choose whether to collaborate and participate with UEE on the business development opportunity or investment opportunity. The Company's Board of Directors will at its sole discretion decide the percentage of participation by the Company in such opportunity or investment opportunity. If the Company's Board of Directors elects not to participate in such opportunity, then UEE may independently explore, invest and develop such opportunity without the consent of the Company's Board of Directors.

                           (c Nothing contained in Section 5.1(b) shall be
deemed to alter, or prevent UEE from performing under, the terms of any existing agreement that UEE has to distribute its products in the countries listed on Disclosure Schedule 5.1.

                  Section V.2       Collaboration Countries.
                                    -----------------------

                           (a Subject to the provisions and limitations of the
UEB Agreement, in the event that either the Company or UEE is offered a business development opportunity or investment opportunity in the Civil Explosives Business in a country listed in Disclosure Schedule 5.2, the Company and UEE shall, and shall cause their Subsidiaries to, discuss such opportunity with UEE's International Committee which shall have thirty (30) days to decide how to develop such an opportunity.

                                    (i0  If the opportunity is presented by UEE,
UEE will have the right to either develop the opportunity on its own or in association with the Company.

                                    (ii0  If the opportunity is presented by the
Company, the Company shall be obligated to give UEE the option to be a minority partner, having at least a 25% interest in such opportunity. If UEE decides within thirty (30) days not to participate in such opportunity, the Company may, with the approval of its Board of Directors, pursue such opportunity independently.

                  Section V.3       Other countries.
                                    ---------------

                           (a Subject to the provisions and limitations of the
UEB Agreement, in the event that UEE is offered a business development opportunity or investment opportunity in the Civil Explosives Business in any country not listed in Disclosure Schedule 5.1 or Disclosure Schedule 5.2, UEE may proceed with such a business development opportunity or investment opportunity without presenting it to the Company.

                           (b The Company, without the prior written consent of
UEE, is forbidden from actively seeking to develop business development opportunities or investment opportunities in any country not listed in Disclosure Schedule 5.1 or Disclosure Schedule 5.2, but the Company may receive and submit to UEE's International Committee business development opportunities or investment opportunities in any country not listed in Disclosure Schedule 5.1 or Disclosure Schedule 5.2 if such opportunity is presented to the Company by one the Company's currently existing global customers. Subject to the provisions and limitations of the UEB Agreement, in the event that the Company is offered a business development opportunity or investment opportunity in any country not listed in Disclosure Schedule 5.1 or Disclosure Schedule 5.2, the Company must submit the business development opportunity or investment opportunity to UEE's International Committee. UEE's International Committee shall have thirty (30) days to evaluate and analyze whether to develop such opportunity and if UEE's International Committee decides at its sole discretion to develop such opportunity, then the Company shall be appropriately compensated for presenting the opportunity to UEE's International Committee or offered the possibility to participate in the opportunity.


                  Section V.4       Amending Territories.
                                    --------------------

                           (a Disclosure Schedules 5.1 and 5.2 may only be
amended by the unanimous approval of the Company's Board of Directors.


                                             ARTICLE VI

                                            MISCELLANEOUS

                  Section VI.1 Confidentiality. This Agreement, the transactions contemplated by this Agreement, and any information heretofore or hereafter obtained by the Stockholders regarding the transactions, including the Asset Purchase Agreement and other related agreements, shall be held by all Stockholders and their representatives in strict confidentiality.

                  Section VI.2 Amendment and Waiver. No modification or amendment of this Agreement shall be effective unless such modification or amendment is approved in writing by all of the parties hereto. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of the Agreement in accordance with its terms.

                  Section VI.3      Termination.
                                    -----------


                           (a This entire Agreement will terminate immediately
upon the earlier of: (i) such time that the aggregate number of Total Shares held by the Management Stockholders and their Permitted Transferees is less than 2% of Total Shares outstanding or (ii) such other time as the parties may mutually agree to in writing. In the event that this Agreement is terminated pursuant to this Section 6.3(a) any Management Stockholder and any Permitted Transferee may "put" his Total Shares pursuant to Section 4.5(c) hereto but at the price set forth in Section 4.7(d).

                           (b All the provisions of this Agreement other than
Articles I, IV and VI will terminate immediately upon the earlier of: (i) the Management Stockholders in the aggregate owning less than 10% of the Total Shares provided that the Company has not issued any additional equity securities, or (ii) the Management Stockholders in the aggregate owning less than 7.5% of the Total Shares in the event that the Company has issued additional equity securities in an amount equal to or greater than 25% of the Total Shares outstanding as of the Closing Date.

                  Section VI.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

                  Section VI.5 Entire Agreement. Except as otherwise expressly set forth herein, this document and the other documents referred to herein embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

                  Section VI.6 Successors and Assigns. Except as provided by the terms hereof, this Agreement may not be assigned, other by operation of law, without the prior written consent of all parties hereto. This Agreement shall bind and inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

                  Section VI.7 Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

                  Section VI.8 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or sent via facsimile to the recipient. Such notices, demands and other communications will be sent to the address indicated below:


                           If to the UEE, to:
                           -----------------


                           Union Espanola de Explosivos S.A.

                           Av. Del Partenon, 16-5a Pl.
                           Campo de las Naciones
                           28042 Madrid, Spain

                           Attention:       Jose Fernando Sanchez-Junco
                                       and
                                            Carlos Gastanaduy

                           Telephone:       34-91-722-0100
                           Telecopy:        34-91-722-0101

                           with a copy (which shall not constitute notice) to :

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           Four Times Square
                           New York, New York 10036

                           Attention:       Paul T. Schnell, Esq.
                                       and
                                            Richard J. Grossman, Esq.
                           Telephone:        (212) 735-3000
                           Telecopy:         (212) 735-2000

                           If to Management Stockholders:

                           the addresses provided on the signature page hereto


                           If to the Company, to:

                           Union Espanola De Explosivos-MSI International, S.A. Av. Del Partenon, 16-5a Pl.
                           Campo de las Naciones
                           28042 Madrid, Spain

                           Attention:       Jose Fernando Sanchez-Junco
                                       and
                                            Carlos Gastanaduy

                           Telephone:       34-91-722-0100
                           Telecopy:        34-91-722-0101
                           with a copy (which shall not constitute notice) to :

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           Four Times Square
                           New York, New York 10036

                           Attention:       Paul T. Schnell, Esq.
                                       and
                                            Richard J. Grossman, Esq.
                           Telephone:       (212) 735-3000
                           Telecopy:        (212) 735-2000

or to such other address as a party may from time to time designate in writing in accordance with this section. Each notice or other communication given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been received (a) on the business day it is sent, if sent by personal delivery, or (b) on the first business day after sending, if sent by overnight delivery, properly addressed and prepaid or (c) upon receipt, if sent by mail (regular, certified or registered); provided, however, that notice of change of address shall be effective only upon receipt. The parties agree that delivery of process or other papers in connection with any such action or proceeding in the manner provided in this Section 6.8, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

                  Section VI.9 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the Kingdom of Spain, without giving effect to any choice of law or conflict of law provision or rule (whether of the Kingdom of Spain or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Kingdom of Spain.

                  Section VI.10     Disputes; Arbitration.
                                    ---------------------

                           (a Any dispute, controversy or claim arising out of
or relating to this Agreement or the breach, termination or validity thereof ("Dispute") shall, upon the written request ("Request") of any party to this Agreement, first result in special negotiations between the General Manager of the Company or his authorized representative and the Chairman of UEE or his authorized representative (the "Negotiations").

                           (b Any Dispute not resolved through the Negotiations
within thirty (30) days after receipt by a party of a Request, shall, on the request of any party, be finally settled by arbitration in accordance with the Rules of Arbitration of the ICC, then in effect (the "Rules"), except as modified herein. The arbitration shall be held in Madrid, Spain. The arbitration proceedings shall be conducted, and the award shall be rendered, in the English language.

                           (c There shall be one arbitrator to be mutually
agreed upon by the parties. For the purpose of this section 6.10(c) the Management Stockholders shall be considered as one party and UEE shall be considered as one party. If the parties fail to agree upon an arbitrator within 30 days of receipt by the respondent[s] of the request for arbitration, and the amount in controversy (including claims and counterclaims) is less than $100,000, then on the request of any party, the ICC Court of Arbitration ("ICC Court") shall make such appointment in accordance with the Rules. If the parties are unable to agree on a single arbitrator within 30 days of receipt by the respondent[s] of the request for arbitration and the amount in controversy is undetermined or is more than $100,000 then each party shall nominate one arbitrator within 45 days of receipt by respondent[s] of the request for arbitration and the two arbitrators shall have 15 days from the nomination of the second arbitrator to agree on a third neutral arbitrator who shall serve as chair of the tribunal. If any party fails to timely nominate an arbitrator or the two-party nominated arbitrators fail to timely agree on a third arbitrator, then on the request of any party, such arbitrator(s) shall be appointed by the ICC Court in accordance with the Rules.

                           (d The parties hereby waive any rights of application
or appeal to the courts of the United States and Spain to the fullest extent permitted by law in connection with any question of law arising in the course of the arbitration or with respect to any award made.

                           (e The award shall be final and binding upon the
parties, and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues, or accountings presented to the arbitral tribunal. The parties undertake to satisfy the award. Judgment upon any award may be entered in any court having jurisdiction.

                           (f This Agreement and the rights and obligations of
the parties shall remain in full force and effect pending the award in any arbitration proceeding hereunder.

                           (g Any monetary award shall be made and promptly
payable in U.S. Dollars free of any tax, deduction or offset, and the arbitral tribunal shall be authorized in its discretion to grant pre-award and post-award interest at commercial rates. Any costs, fees, or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement. The arbitral tribunal shall have the authority to award any remedy or relief proposed by the claimant[s] or respondent[s] in accordance with the terms of the parties' agreement, including without limitation, a declaratory judgment, specific performance of any obligation created under the relevant agreement or the issuance of an injunction.

                           (h The agreement to arbitrate shall be binding upon
the successors, assigns and any trustee or receiver of each party.

                  Section VI.11 Effectiveness. This Agreement will become effective only upon the consummation of the Asset Purchase Agreement. Until this Agreement becomes effective, this Agreement will have no force and effect, and no party shall have any right, interest, duties, obligations or liabilities hereunder. If the Asset Purchase Agreement is not consummated, this Agreement will be null and void and have no force and effect, and no party shall have any right, interest, duties, obligations or liabilities hereunder.

                  Section VI.12 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

                  Section VI.13 Construction. References herein to this Agreement and any other agreement shall be references to such agreement, as amended, supplemented or waived from time to time.

                  IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of the date first above written.

                                               UNION ESPANOLA DE EXPLOSIVOS S.A.


                                               By: __________________________
                                               Name:
                                               Title:


                                               MANAGEMENT STOCKHOLDERS:



                                               --------------------------
                                               Name: Richard M. Clayton
                                               Address:




                                               --------------------------
                                               Name: Douglas W. Later
                                               Address:




                                               --------------------------
                                               Name: Duane W. Moss
                                               Address:




                                               --------------------------
                                               Name: Wade Newman
                                               Address:




                                               --------------------------
                                               Name: David P. Reddick
                                               Address:

                                               ---------------------------
                                               Name: John P. O'Brien
                                               Address:




                                               ---------------------------
                                               Name: Mitchell Green
                                               Address:


                                               UNION ESPANOLA DE EXPLOSIVOS-
                                               MSI INTERNATIONAL, S.A.



                                               By: __________________________
                                               Name:
                                               Title:

                                   SCHEDULE I




Richard M. Clayton

Dr. Douglas W. Later

Duane W. Moss

Wade Newman

David P. Reddick

John P. O'Brien

Mitchell Green

                                               ANNEX A


                                    DEFINITION OF FREE CASH FLOW

1. Net Income

2. Plus depreciation, amortization and provisions

3. Minus any increment (plus any decrement) in:      Accounts Receivable
                                                     Other Accounts Receivable
                                                     Inventories
                                                     Prepaid Expenses
                                                     Deferred Revenues

4. Plus any increment (minus any decrement) in:      Accounts Payable
                                                     (commercial)
                                                     Advanced Revenues
                                                     Deferred Expenses
                                                     Deferred taxes

5. Minus investments in Property, Plant and Equipment

6. Plus Net Book Value of Property, Plant and Equipment divested

7. Minus any increment (plus any decrement) in Investments in Joint-Ventures

8. Minus any increment (plus any decrement) in:      Accounts  Receivable
                                                     Long-Term Gross Intangible
                                                       Assets
                                                     Gross Goodwill

9. Plus any increment (minus any decrement) in third party indebtedness

                             DISCLOSURE SCHEDULE 5.1

USA
Canada
Colombia
Uzbekistan
Mexico
Jordan
Guinea
Thailand
Burma
South Korea
Namibia

                             DISCLOSURE SCHEDULE 5.2

Russia
India
Ukraine
Venezuela
Mauritania
Kazakstan